EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2013, with respect to the consolidated financial statements and internal control over financial reporting, included in the Annual Report of Redwood Trust, Inc. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Redwood Trust, Inc. on Form S-3 (File No. 333-168617, effective August 6, 2010) and on Forms S-8 (File Nos. 333-89302, effective May 29, 2002; 333-89300, effective May 29, 2002; 333-90592, effective June 17, 2002; 333-116395, effective June 10, 2004; 333-136497, effective August 10, 2006; 333-155154, effective November 6, 2008; 333-162893, effective November 5, 2009; 333-176102, effective August 5, 2011; 333-183114, effective August 7, 2012; and 333-183116, effective August 7, 2012).

/s/ GRANT THORNTON LLP

Irvine, California

February 26, 2013